Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Phreesia, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	500,000	$28.88	$14,440,000	$0.00011020	$1,591.29
Total Offering Amounts					$14,440,000		$1,591.29
Total Fee Offsets							—
Net Fee Due							$1,591.29

(1)	This registration statement covers 500,000 shares of common stock, par value $0.01 per share (“Common Stock”), issuable under the Registrant’s 2023 Inducement Award Plan (the “Plan”). This registration statement shall also cover any additional shares of the registrant which become issuable under the Plan with respect to the shares of Common Stock registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)
Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices per share of Common Stock on July 6, 2023, as reported on the New York Stock Exchange.